LIMITED POWER OF ATTORNEY
FOR EXECUTING FORMS 3, 4, AND 5

THE COMMONWEALTH OF MASSACHUSETTS
SUFFOLK COUNTY

I, David A Burwick, of 32 Autumn Lane, new Canaan, CT 06840, hereby appoint Kathleen H. Wade of The Boston Beer Company, Inc. (the "Company"), 75 Arlington Street, Boston, MA 02116 and Helen F. Bornemann also of the Company, or each of them acting singly and with full power of substitution, my true and lawful attorneys in fact (collectively and individually referred to herein as my "Attorney") for me and in my name to execute and file with the Securities and Exchange Commission on my behalf and at my instruction, Forms 3, 4, and 5 relating to transactions by me in the stock of the Company and affirm that which my Attorney shall lawfully do or cause to be done by virtue of the powers herein conferred.

THIS Power of Attorney shall remain in full force and effect for so long as I have not expressly in writing to my Attorney withdrawn the powers herein conferred.

THIS Power of Attorney shall not be affected by my subsequent disability or incapacity.

EXECUTED as a sealed instrument this 24th day of February, 2005.

/s/ David A Burwick
David A Burwick

STATE OF NEW YORK	)
) ss.
COUNTY WESTCHESTER	)	February 24, 2005

Then personally appeared the above-named David A. Burwick and acknowledged the foregoing instrument to be his free act and deed, before me,

/s/ Gina Derenzle
Gina Derenzle	Notary Public
Notary Public, State of New York	My Commission Expires : 12/26/06
No. 01DE6052620
Qualified In Westchester County
Commission Expires Dec. 26, 2006
[Seal Omitted]